Exhibit 99.1

NEWS RELEASE

February 5, 2009

NCR announces fourth-quarter results

•	GAAP EPS from continuing operations was $0.34 per diluted share; non-GAAP EPS from continuing operations was $0.58 per diluted share(1)
•	Cash provided by operating activities was $108 million, an improvement of $49 million versus fourth quarter of 2007

•	Company reports strong working capital and cash position

•	NCR provides 2009 outlook

DAYTON, Ohio – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended December 31, 2008. Reported revenue of $1.42 billion decreased 7 percent from the fourth quarter of 2007 and included approximately 4 percentage points of negative impact from foreign currency translation.

NCR reported fourth-quarter income from continuing operations of $55 million, or $0.34 per diluted share, compared to $96 million or $0.52 per diluted share in the fourth quarter of 2007. Income from continuing operations for the fourth quarter of 2008 included $53 million ($38 million after-tax) in costs, or $0.24 per diluted share, resulting from organizational realignment, legal matters and the Fox River environmental reserve. In the fourth quarter of 2007, income from continuing operations included $0.02 per diluted share of costs from items related to NCR’s manufacturing realignment, the spin-off of Teradata, the Fox River environmental matter and a realignment initiative in Japan. Excluding these items, non-GAAP earnings from continuing operations(1) in the fourth quarter of 2008 were $0.58 per diluted share compared to $0.54 per diluted share in the prior-year period.

“NCR delivered fourth-quarter earnings in line with expectations and strong free cash flow against the backdrop of a worsening global economy,” said Bill Nuti, chairman and chief executive officer of NCR. “In 2008, we made very good progress on each of our long-term business goals. We generated profitable revenue growth, made progress towards building the lowest cost structure in our industry, and optimized our capital structure. In addition to our solid financial performance, we launched more than 50 new products, regained the No.1 share of automated teller machine (ATM) shipments in North America, while preserving our overall global share leadership position, and gained significant traction in our self-service initiative. The progress we have made helps fortify the company as we manage through the current macroeconomic turbulence. Moreover, the work we have done positions us to come out of the economic downturn a stronger company.”

Fourth-Quarter 2008 Highlights

Financial highlights—Year-over-year revenue was impacted by the overall downturn in the global economy, particularly in the retail industry. Revenues declined 8 percent in the Americas region, primarily due to lower sales to customers in the retail and hospitality industries. In the Europe-Middle East-Africa (EMEA) region, the revenue decline of 8 percent

-more-

was attributable to the negative effect of foreign currency translation. Revenues fell 1 percent in the Asia-Pacific-Japan region.

Income from operations was $95 million in the fourth quarter of 2008 and included $7 million of pension expense and $25 million of costs related to organizational realignment and legal matters. This compares to $119 million of income from operations in the fourth quarter of 2007, which included $9 million of pension expense and pre-tax costs of $8 million from the manufacturing and Japan realignment activities, and the spin-off of Teradata as previously described. Excluding these items and pension expense, non-GAAP income from operations(2) decreased 7 percent to $127 million in the fourth quarter of 2008 compared to $136 million in the fourth quarter of 2007.

NCR generated $108 million of cash from operating activities during the fourth quarter of 2008 compared to $59 million in the year-ago period. Capital expenditures of $33 million in the fourth quarter of 2008 were slightly lower than $34 million in the year-ago period. NCR generated $75 million of free cash flow (cash from operations less capital expenditures)(3) in the fourth quarter of 2008, compared to free cash flow of $25 million in the fourth quarter of 2007. Free cash flow in the most recent quarter benefited from the company’s focus on improving working capital, including strong collections of accounts receivable as well as lower inventory levels compared to the prior year period.

For the full year 2008, NCR generated $415 million of cash from operating activities, compared to $151 million in 2007. Capital expenditures of $138 million in 2008 were up from $112 million in 2007. NCR generated $277 million of free cash flow (3) in 2008, compared to free cash flow of $39 million in 2007.

Other expense (income), net, was higher in the fourth quarter of 2008 due to $28 million of costs associated with the Fox River environmental matter. Income tax expense in the fourth quarter of 2008 benefited from the repatriation of earnings from international subsidiaries at an effective tax rate lower than previous estimates.

NCR ended the year with $711 million in cash and cash equivalents, a $22 million decrease from the $733 million balance as of September 30, 2008. As of December 31, 2008, NCR had a debt balance of $308 million, similar to the balance on September 30, 2008. During the fourth quarter of 2008, the company used $70 million of cash to repurchase 3.7 million shares of NCR stock.

At year end, NCR was required to remeasure its domestic and international pension and retirement obligations. The decline in global equity markets and interest rates resulted in an approximately $1.1 billion, net of tax, non-cash reduction in stockholders equity associated with the remeasurement. This remeasurement also results in significantly higher pension expense in 2009, which is discussed later in this release.

New product highlights—In the fourth quarter of 2008, NCR completed the largest annual new product introduction schedule in the company’s history, delivering enhanced solutions to customers in the financial and retail industries, as well as verticals, such as healthcare and entertainment that offer additional growth opportunities for self-service solutions.

The rollout of NCR SelfServ™, NCR’s groundbreaking ATM product family released in early 2008, continues its’ rapid global acceptance and installation. NCR SelfServ is now certified and installed across all regions globally, delivering the highest level of consumer transaction availability. NCR’s customers benefit from the increased availability, functionality and deployment flexibility delivered by the SelfServ solution. As of year-end 2008, new customer orders for NCR SelfServ surpassed those of the NCR Personas ATM product line, further validating customer confidence in NCR’s SelfServ family of ATMs.

Hanmi Bank, the largest Korean–American bank in the United States, introduced a multi–channel banking experience to customers through NCR APTRA software and hosted services. As worldwide wireless industry subscriptions topped 3.3 billion, NCR entered into a partnership with Hanmi for NCR APTRA Mobile Banking and Mobile Business Banking. This industry-leading solution allows financial institutions to give customers a choice in when and where they connect, transact and interact with their bank. Hanmi Bank is one of ten financial institutions to turn to NCR for mobile banking solutions.

Also in the fourth quarter, NCR announced the launch of NCR APTRA Vision, a next-generation management-decision and support system. NCR APTRA Vision provides financial institutions and other self-service deployers a single tool to assess the performance of their self-service and assisted-service channels for day-to-day management and strategic planning purposes. It correlates data from multiple sources to provide greater visibility of the channel and provides a flexible, easy-to-navigate user interface that makes data accessible to all levels of users within a financial institution or self-service deployer organization.

NCR’s two-sided thermal (2ST) printing technology continues to gain traction. Silvergreens Restaurant announced that it is the first restaurant to deliver personalized nutritional information on the back of its sales receipts with two-sided printing technology. By using the NCR RealPOS Two-Sided Thermal Receipt Printer – which features dual print heads that allow businesses to print simultaneously on both sides of the receipt – the restaurant can deliver nutritional information to its patrons while keeping the length of the receipts more manageable. This approach increases customer satisfaction and helps Silvergreens save paper, up to 45 percent, by splitting the receipt.

NCR extended its self-service portfolio further into the healthcare market as Catholic Health Initiatives, the second-largest Catholic health system in the United States, signed a preferred vendor agreement with NCR for self-service kiosks. The NCR MediKiosk technology is designed to eliminate the need for staff to re-enter patient demographic and insurance information into hospital information systems, resulting in fewer claim denials and improved cash flow.

2009 Outlook

NCR expects full-year 2009 revenues to be in the range of 2 percent to 6 percent lower compared with 2008. Additionally, the company expects its full-year 2009 Non-pension operating income (NPOI) to be in the range of $360 million to $400 million and non-GAAP earnings from continuing operations to be in the range of $0.85 to $1.00 per diluted share.(1) The 2009 earnings guidance includes pension expense of approximately $170 million, an increase of $145 milion compared to 2008.

2008 Fourth Quarter Earnings Conference Call

A conference call is scheduled today at 8:00 a.m. (EST) to discuss the company’s 2008 fourth-quarter results and guidance for full-year 2009. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s fourth quarter 2008 operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company and leader in automated teller machines, self-checkouts and other self- and assisted-service solutions, serving customers in more than 100 countries. NCR’s software, hardware, consulting and support services help organizations in retail, financial, travel, healthcare and other industries interact with consumers across multiple channels.

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NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Alan Ulman

NCR Corporation

770.623.7998

alan.ulman@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted Earnings from Continuing Operations GAAP to Non-GAAP Measures

	Q4 2008 Actual	Q4 2007 Actual	2008 Actual	2007 Actual
Diluted Earnings Per Share (GAAP)	$0.34	$0.52	$1.38	$0.94
Organizational realignment and legal costs, net	(0.13)	—	(0.31)	—
Gain on sale of Canadian manufacturing facility	—	—	0.08	—
Japan realignment costs, net	—	0.02	—	(0.10)
Fox River environmental matter	(0.11)	(0.02)	(0.11)	(0.05)
Manufacturing realignment costs, net	—	(0.02)	—	(0.20)
Tax adjustment	—	—	—	(0.06)
Strategic separation costs – Teradata Spin-off	—	—	—	(0.06)

Diluted Earnings Per Share (non-GAAP)(1)	$0.58	$0.54	$1.72	$1.41

Free Cash Flow

	For the Periods Ended December 31
	(in millions)
	Three Months		Twelve Months
	2008	2007	2008	2007
Cash provided by operating activities (GAAP)	$108	$59	$415	$151
Less capital expenditures for:
Expenditures for property, plant and equipment	(17)	(21)	(75)	(64)
Additions to capitalized software	(16)	(13)	(63)	(48)

Total capital expenditures	(33)	(34)	(138)	(112)

Free cash flow (non-GAAP)(3)	$75	$25	$277	$39

(1)	NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, the company believes that certain non-GAAP measures found in this release are useful for investors.

(2)

The segment results included in Schedule B and non-GAAP income from operations discussed in this earnings release exclude the impact of pension expense and certain items. Schedule B, included in this earnings release, reconciles total income from operations excluding pension expense and certain items to income from operations for the company. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors—This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, in particular the current global credit crisis, could impact the ability of our customers to make capital expenditures, thereby affecting their ability to purchase our products, and consolidation in the financial services sector could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans, including potential impact from our recent transition from a business unit to functional organizational model; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2008	2007	2008	2007
Revenue

Products	$797	$884	$2,861	$2,693
Services	624	637	2,454	2,277

Total revenue	1,421	1,521	5,315	4,970

Cost of products	600	657	2,113	2,035
Cost of services	494	512	2,019	1,895

Total gross margin	327	352	1,183	1,040
% of Revenue	23.0%	23.1%	22.3%	20.9%

Selling, general and administrative expenses	195	192	713	684
Research and development expenses	37	41	148	137

Income from operations	95	119	322	219
% of Revenue	6.7%	7.8%	6.1%	4.4%

Interest expense	5	6	22	24
Other expense (income), net	28	(3)	11	(37)

Total other expense (income), net	33	3	33	(13)

Income before income taxes and discontinued operations	62	116	289	232
% of Revenue	4.4%	7.6%	5.4%	4.7%

Income tax expense	7	20	58	61

Income from continuing operations	55	96	231	171
Income (loss) from discontinued operations, net of tax	1	(7)	(3)	103

Net income	$56	$89	$228	$274

Net income per common share from continuing operations

Basic	$0.35	$0.53	$1.40	$0.95

Diluted	$0.34	$0.52	$1.38	$0.94

Net income per common share

Basic	$0.35	$0.49	$1.38	$1.52

Diluted	$0.35	$0.48	$1.36	$1.50

Weighted average common shares outstanding
Basic	158.1	180.5	165.3	180.1
Diluted	159.9	183.6	167.9	182.7

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2008	2007	% Change	2008	2007	% Change
Revenue by segment

Americas	$584	$636	(8)%	$2,269	$2,148	6%

EMEA	558	604	(8)%	2,066	1,906	8%

APJ	279	281	(1)%	980	916	7%

Consolidated revenue	$1,421	$1,521	(7)%	$5,315	$4,970	7%

Gross margin by segment

Americas	$121	$130		$437	$432
% of Revenue	20.7%	20.4%		19.3%	20.1%

EMEA	148	165		556	485
% of Revenue	26.5%	27.3%		26.9%	25.4%

APJ	65	68		237	216
% of Revenue	23.3%	24.2%		24.2%	23.6%

Total—segment gross margin	$334	$363		$1,230	$1,133

% of Revenue	23.5%	23.9%		23.1%	22.8%

Selling, general and administrative expenses	174	188		696	651
Research and development expenses	33	39		134	133

Non-GAAP income from operations	$127	$136		$400	$349

Pension expense	(7)	(9)		(25)	(38)
Other adjustments (1)	(25)	(8)		(53)	(92)

Income from operations	$95	$119		$322	$219

(1)	Other adjustments in 2008 include organizational realignment and legal costs and a gain from the sale of a manufacturing facility in Canada.

Other adjustments in 2007 include costs from manufacturing realignment, Japan realignment and the spin off of Teradata.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	December 31 2008	September 30 2008	December 31 2007
Assets

Current assets
Cash and cash equivalents	$711	$733	$952
Accounts receivable, net	913	943	1,167
Inventories, net	692	711	717
Other current assets	241	242	252

Total current assets	2,557	2,629	3,088

Property, plant and equipment, net	308	308	313
Goodwill	84	84	64
Prepaid pension cost	251	799	776
Deferred income taxes	645	179	210
Other assets	410	407	329

Total assets	$4,255	$4,406	$4,780

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$301	$301	$1
Accounts payable	492	443	516
Payroll and benefits liabilities	210	183	231
Deferred service revenue and customer deposits	317	364	359
Other current liabilities	373	427	423

Total current liabilities	1,693	1,718	1,530
Long-term debt	7	7	307
Pension and indemnity plan liabilities	1,424	421	433
Postretirement and postemployment benefits liabilities	359	382	359
Deferred income taxes	9	60	45
Income tax accruals	155	180	165
Other liabilities	143	114	165
Minority interests	25	21	19

Total liabilities	3,815	2,903	3,023

Stockholders’ equity
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at December 31, 2008, September 30, 2008 and December 31, 2007, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 158.1, 161.4 and 178.2 shares issued and outstanding at December 31, 2008, September 30, 2008 and December 31, 2007, respectively	2	2	2
Paid-in capital	248	295	683
Retained earnings	1,834	1,780	1,608
Accumulated other comprehensive loss	(1,644)	(574)	(536)

Total stockholders’ equity	440	1,503	1,757

Total liabilities and stockholders’ equity	$4,255	$4,406	$4,780

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2008	2007	2008	2007
Operating activities
Net income from continuing operations	$55	$96	$231	$171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26	29	109	110
Stock-based compensation expense	11	14	41	42
Excess tax benefit from stock-based compensation	—	(2)	(2)	(9)
Deferred income taxes	(29)	(35)	—	(7)
Loss (gain) on sale of property, plant, and equipment	1	3	(27)	(2)
Changes in assets and liabilities:
Receivables	25	(164)	249	(166)
Inventories	19	51	25	(76)
Current payables and accrued expenses	84	89	(56)	52
Deferred service revenue and customer deposits	(47)	19	(42)	43
Employee severance and pension	(22)	(38)	(43)	(31)
Other assets and liabilities	(15)	(3)	(70)	24

Net cash provided by operating activities	108	59	415	151

Investing activities
Expenditures for property, plant and equipment	(17)	(21)	(75)	(64)
Proceeds from sales of property, plant and equipment	5	16	59	31
Additions to capitalized software	(16)	(13)	(63)	(48)
Other investing activities, business acquisitions and divestitures, net	(11)	(8)	(65)	(12)

Net cash used in investing activities	(39)	(26)	(144)	(93)

Financing activities
Purchase of Company common stock	(70)	(83)	(494)	(83)
Excess tax benefit from stock-based compensation	—	2	2	9
Short-term borrowings	—	1	—	—
Proceeds from employee stock plans	2	5	17	48
Distribution to discontinued operations	—	(4)	—	(200)
Other financing activities, net	—	(2)	—	(1)

Net cash used in financing activities	(68)	(81)	(475)	(227)

Cash Flows from discontinued operations
Net cash (used in) provided by operating activities	(2)	(38)	(19)	223
Net cash used in investing activities	—	—	—	(74)
Net cash provided by financing activities	—	—	—	5

Net cash (used in) provided by discontinued operations	(2)	(38)	(19)	154

Effect of exchange rate changes on cash and cash equivalents	(21)	5	(18)	20

(Decrease) increase in cash and cash equivalents	(22)	(81)	(241)	5
Cash and cash equivalents at beginning of period	733	1,033	952	947

Cash and cash equivalents at end of period	$711	$952	$711	$952